UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2016
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National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
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Item 3.02 Unregistered Sales of Equity Securities.
The information in Item 8.01 below is incorporated into this Item 3.02 by reference.
Item 8.01 Other Events.
On March 29, 2016, the Investment Committee of the board of trustees of National Storage Affiliates Trust (the "Company"), in its capacity as general partner of NSA OP, LP, a Delaware limited partnership (the "Operating Partnership"), approved the acquisition of one self storage property from an unrelated third party pursuant to a contribution agreement for approximately $12.6 million. The transaction is expected to close in the second quarter of 2016, following the satisfaction of customary closing conditions. In connection with this transaction, the Operating Partnership is expected to issue approximately $7.2 million in Class A units of limited partner interest ("OP units") and pay approximately $5.4 million in cash. The cash portion of the purchase price is expected to be funded with borrowings under the Company's revolving line of credit. The number of OP units expected to be issued at the closing (which is subject to adjustments for customary real-estate closing prorations) will be determined pursuant to a formula set forth in the contribution agreement.
Beginning one year after issuance, the OP units issued by the Operating Partnership are redeemable at the option of the holders thereof for a cash amount per OP unit equal to the market value of an equivalent number of common shares of beneficial interest of the Company. The Company has the right, but not the obligation, to assume and satisfy the redemption obligation of the Operating Partnership by issuing one common share in exchange for each OP unit tendered for redemption. The Company has elected to report early the private placement of its common shares that may occur if the Company elects to assume the redemption obligation of the Operating Partnership as described above in the event that OP units are in the future tendered for redemption.
The issuances described above were or will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: April 4, 2016